Exhibit 10.11

Emergent BioSolutions Inc.
Global Non-Qualified Stock Option Award Agreement

1.	Grant of Option.
This Non-Qualified Stock Option Award Agreement evidences the grant by Emergent BioSolutions Inc., a Delaware corporation (the “Company”), to an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, that number of shares (the “Shares”) of common stock, with a $0.001 par value per share, of the Company (“Common Stock”) set forth under the summary of the grant in the Participant’s account in the Company’s third-party electronic stock administrative platform (the “Grant Summary”) at the Grant Price identified on the Grant Summary (the “Option”), subject to the terms and conditions set forth in the Global Non-Qualified Stock Option Award Agreement, including any additional terms and conditions for the Participant’s country set forth in the addendum attached hereto (the “Addendum” and, collectively with the Global Non-Qualified Stock Option Award Agreement, the “Agreement”), and the Company’s Stock Incentive Plan, as amended (the “Plan”). Unless earlier terminated, this Option shall expire at 5:00 p.m., U.S. Eastern time, on the expiration date identified on the Grant Summary (the “Expiration Date”).
This Option shall not be an incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.
This Option shall vest in the aggregate in three (3) equal annual installments on the day immediately prior to each anniversary of the grant date identified in the Grant Summary, unless otherwise provided therein.
The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Expiration Date or the termination of this Option under Section 3 of the Agreement or the Plan.
3.Continuous Relationship Requirement. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the grant date, an employee, officer or director of, or consultant or advisor to, the Company or any of its affiliates the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(a)    Termination of Relationship. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (b) and (c) below, the right to exercise this Option shall terminate 90 days after such cessation (but in no event after the Expiration Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Expiration Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon such violation. For purpose of this Agreement, the Participant’s service will be deemed to terminate as of the date the Participant is no longer actively providing services to the Company or any of its affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any) and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any). The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence).

(b)    Death or Disability. If the Participant dies or becomes disabled as determined in good faith by the Company prior to the Expiration Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (c) below, this Option shall be exercisable, within the period of one (1) year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Expiration Date.

(c)    Cause. If, prior to the Expiration Date, the Participant’s employment or other relationship with the Company or any of its affiliates is terminated by the Company or any of its affiliates for Cause (as defined in the Plan), the right to exercise this Option shall terminate immediately upon the effective date of such termination of employment or other relationship.

4.Form of Exercise. Each election to exercise this option shall be in accordance with the Company’s policies and procedures. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional Share.

5.Method of Payment. The exercise price and any Tax-Related Items (as defined in Section 6 of the Agreement) may be paid by the Participant by one of the following methods available under the Company’s exercise procedures, which may include: (i) payment by cash or check, (ii) payment by transfer to the Company of shares of Common Stock owned by the Participant having a fair market value at the time of exercise equal to the exercise price and any Tax-Related Items; (iii) a “same day sale” transaction pursuant to which a third party loans funds to the Participant to enable the Participant to purchase Shares and pay any Tax-Related Items, and then sells a sufficient number of Shares on the Participant’s behalf to repay the loan and fees; (iv) a “net exercise” transaction, pursuant to which the Company delivers to the Participant the net number of Shares remaining from the portion of the Option being exercised after deduction of a number of shares of Common Stock with a fair market value equal to the exercise price and any Tax-Related Items; or (v) any other method that is established by the Company from time to time.
The Company may suspend, or eliminate, various forms of permissible payment of the exercise price from time to time in its sole discretion. Further, notwithstanding any provision within this Agreement to the contrary, if the Participant resides or provides services outside of the United States, the Company may require that the Participant (or in the event of the Participant’s death, the Participant’s authorized transferee, as the case may be) exercise the Option in a method other than as specified above, may require the Participant to exercise the Option only by means of a “same day sale” transaction (either a “sell-all” transaction or a “sell-to-cover” transaction) as it determines in its sole discretion, or may require the Participant to sell any Shares acquired under the Plan immediately or within a specified period following the Participant’s termination of service from the Company or any of its affiliates (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).
6.Responsibility for Taxes.
(a) The Participant acknowledges that, regardless of any action taken by the Company or, if different, the affiliate for which the Participant provides services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld, if any, by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired upon the exercise of this Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other compensation payable to the Participant by the Company or the Service Recipient, (ii) withholding from proceeds of the sale of Shares acquired upon exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), (iii) withholding from the Shares otherwise issuable at exercise of this Option, or (iv) any method determined by the Company to be in compliance with applicable laws.
(c)    Depending on the withholding method, the Company and/or Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    Finally, the Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the underlying Shares or the proceeds from the sale of Shares acquired upon exercise of this Option, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Non-Transferability of Option.

This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant; provided, however, that if permitted by the Company and valid under applicable law, the gratuitous transfer of this Option by the Participant to or for the benefit of any immediate family member, domestic partner, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Registration Statement on Form S-8 for the registration of the sale of the Common Stock subject to such Option under the U.S. Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such authorized transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Option.

8.Nature of Grant. In accepting this option, the Participant acknowledges and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;
(b)    the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
(c)    all decisions with respect to future stock options, if any, will be at the sole discretion of the Company;
(d)    the grant of this Option and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming a service relationship with the Company or any of its affiliates and shall not interfere with the ability of the Service Recipient to terminate the Participant’s service relationship (if any);
(e)    the Participant is voluntarily participating in the Plan;
(f)    this Option and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(g)    this Option and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;
(i)    if the Shares underlying this Option do not increase in value, this Option will have no value;
(j)    if the Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease, even below the Option exercise price;
(k)    no claim or entitlement to compensation or damages shall arise from the forfeiture of this Option resulting from the Participant ceasing to be an Eligible Participant (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any);
(l)    unless otherwise agreed to by the Company, this Option and any Shares acquired under the Plan, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any of the Company’s affiliates;
(m)    unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(n)    neither the Company, the Service Recipient nor any other affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to the Participant pursuant to the exercise of this Option or the subsequent sale of Shares acquired upon exercise.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares acquired upon exercise. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.Data Privacy.
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in any Option award grant materials by and among, as applicable, the Service Recipient, the Company, and any of its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to the Company’s designated broker and/or stock plan service provider that is assisting the Company (presently or in the future) with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Ethics and Compliance Officer at Complianceofficer@ebsi.com.
The Participant authorizes the Company, the Service Recipient and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Ethics and Compliance Officer at Complianceofficer@ebsi.com.
Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke the Participant’s consent, the Participant’s employment or service status with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant stock options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Ethics and Compliance Officer at Complianceofficer@ebsi.com.
11.Not a Public Offering. If the Participant resides outside of the United States, the grant of the Option is not intended to be a public offering of securities in his or her country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities.

12.Insider Trading Restrictions / Market Abuse Laws. The Participant understands that he or she is subject to the Company’s Insider Trading Policy and may be subject to various insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the U.S., the Participant’s country and the broker’s country, which affect the Participant’s ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of Shares issuable upon the exercise of this Option or any other securities of the Company while in possession of material non-public or “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). The Company’ Insider Trading Policy as well as local insider trading laws and regulations prohibit the cancellation or amendment of orders by the Participant while in possession of inside information. Furthermore, the Participant understands that he or she is prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities on the basis of inside information. Any restrictions under laws or regulations are separate from and in addition to any restrictions imposed under the Company’s Insider Trading Policy. It is the Participant’s responsibility to comply with any applicable restrictions and the Participant should consult with his or her personal legal advisor on this matter.

13.Foreign Asset / Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends paid on Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets, or related transactions to the tax or other authorities in the Participant’s country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to comply with such regulations and that the Participant should speak with a personal legal advisor on this matter.

14.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

15.Language. The Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.Addendum. Notwithstanding any provisions in this Global Non-Qualified Stock Option Agreement, this Option shall be subject to any additional terms and conditions for the Participant’s country set forth in the Addendum attached hereto. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Option and on any Shares acquired upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.Governing Plan Document. The Option is subject to the Grant Summary, this Agreement and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Grant Summary, this Agreement and those of the Plan, the provisions of the Plan shall control.

19.Entire Agreement. These terms and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Option award; provided that any separate employment, consulting, or severance plan or agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by these terms.

20.Governing Law. This Option award shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware in the United States of America without regard to any applicable conflict of law principles.

21.Interpretation. The interpretation and construction of any terms or conditions of the Plan or this Option award by the Compensation Committee shall be final and conclusive.

22.Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

23.Waiver. The waiver by the Company with respect to the Participant (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

ADDENDUM
TO THE GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Capitalized terms, unless explicitly defined in this Addendum, shall have the meanings given to them in the Global Non-Qualified Stock Option Agreement (the “Agreement”) or in the Plan.
This Addendum includes additional terms and conditions that govern the Participant’s Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of this Option, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to the Participant.
EUROPEAN UNION / EUROPEAN ECONOMIC AREA
Data Privacy.
The Company, with its registered address at 400 Professional Drive, Gaithersburg, Maryland, 20879 U.S.A. is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.
(a)    Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personal information about the Participant for the legitimate purpose of implementing, administering and managing the Plan and generally administering awards, which may specifically include: the Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all stock options, any entitlement to shares of Common Stock awarded, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient (“Personal Data”). In granting the Option under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering employee awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the Agreement and the Plan. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. As such, by accepting the Option, the Participant voluntarily acknowledges the Processing of Personal Data as described herein.

(b)    Stock Plan Administration Service Provider. The Company may transfer Personal Data to the Company’s designated broker and/or stock plan service provider which may assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares pursuant to the Option. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving Personal Data, if applicable, the service provider provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, the Participant understands that the service provider will Process the Participant's Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(c)    International Data Transfers. The Company is based in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States. When transferring Personal Data to the United States, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses, and other appropriate cross-border transfer solutions. The Participant may request a copy of the appropriate safeguards with the designated broker and/or stock plan administrator or the Company by contacting the Ethics and Compliance Officer at Complianceofficer@ebsi.com.

(d)    Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)    Data Subject Rights. To the extent provided by law, the Participant has the right to subject to certain exceptions: (1) request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant may contact the Ethics and Compliance Officer at Complianceofficer@ebsi.com. The Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Option, or grant other awards or administer or maintain such awards.

CANADA
Method of Payment. Notwithstanding any terms and conditions in this Agreement or the Plan to the contrary, the Participant is prohibited from surrendering Shares that he or she already owns to pay the Option exercise price or any Tax-Related Items in connection with the exercise of the Option. The Company reserves the right to permit this method of payment depending upon the development of local law.
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker, provided the resale of such Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
The following provisions apply if the Participant is a resident of Quebec:
Data Privacy. The following supplements Section 10 to the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company or any of its affiliates and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company or any of its affiliates to record such information and to keep such information in the Participant’s employee file.
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

GERMANY
No country-specific provisions.
IRELAND
No country-specific provisions.
ITALY
No country-specific provisions.

SINGAPORE
Securities Law Information. The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that the Option is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the Option in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
SPAIN
Employment Law Acknowledgment. In accepting this Option, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. Further, the Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant options under the Plan to individuals who may be employees of the Company or any of its affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its affiliate except to the extent set forth in this Agreement. Consequently, the Participant understands that the Option is granted on the assumption and condition that such Option and any Shares acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its affiliate) and shall not be considered a mandatory benefit, or salary for any purposes (including severance compensation) or any other right whatsoever.
Further, as a condition of the grant of the Option, unless otherwise expressly provided for by the Company or set forth in this Agreement, the Option will be cancelled without entitlement to any Shares if the Participant’s service terminates by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when the Participant’s service has terminated for purposes of the Option.
The Participant understands that the Option would not be granted but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Option shall be null and void.
SWITZERLAND
Securities Law Information. The grant of the Option and issuance of Shares is considered a private offering in Switzerland. Neither this document nor any other materials relating to the Option constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Option may be publicly available in Switzerland. Neither this document nor any other offering or marketing materials relating to the Option have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Responsibility for Taxes. The following provisions shall supplement Section 6 of the Agreement:
Without limitation to Section 6 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Service Recipient may recover from the Participant at any time thereafter by any of the means referred to in Section 6 of the Agreement.
Exclusion of Claim. The Participant acknowledges and agrees that he or she will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Option, whether or not as a result of the termination of the Participant’s service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option. Upon the grant of the Option, the Participant will be deemed to have waived irrevocably any such entitlement.

Global Non-Qualified Stock Option Award Agreement